Exhibit 99.1

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

The following unaudited pro forma condensed consolidated statement of operations of SurModics, Inc. (“SurModics”) and its subsidiaries (the “Company”) is presented to comply with Article 11 of Regulation S-X and follows prescribed SEC regulations. The unaudited pro forma condensed consolidated statement of operations presents what the Company’s results would have been had the results been adjusted to present our Pharmaceuticals segment as a discontinued operation. The prescribed regulations limit pro forma adjustments to those that are directly attributable to the Pharmaceuticals segment on a factually supportable basis. Consequently, the Company was not permitted within the pro forma condensed consolidated statement of operations to allocate to the Pharmaceuticals segment any indirect corporate overhead or costs, such as administrative corporate functions, or any other costs that were shared with any retained business of the Company. As a result, such costs have not been included in the pro forma adjustment and are reflected with the retained business (continuing operations). The pro forma adjustment is described in the accompanying notes to the unaudited pro forma condensed consolidated statement of operations.

On November 17, 2011, SurModics, and its wholly-owned subsidiary, SurModics Pharmaceuticals, Inc. (“Pharma”), completed the previously announced sale of substantially all of the assets of Pharma to Evonik Degussa Corporation (“Evonik”), pursuant to an Asset Purchase Agreement (the “Agreement”), dated as of November 1, 2011, between SurModics, Pharma and Evonik.

The unaudited pro forma condensed consolidated statement of operations for the fiscal year ended September 30, 2011 presents the pro forma effects as if the sale of substantially all of the assets of Pharma had occurred on October 1, 2010, the first day of our 2011 fiscal year, which resulted in the Pharmaceuticals segment being reported as a discontinued operation.

The unaudited pro forma condensed consolidated statement of operations is presented for informational purposes. This unaudited pro forma condensed consolidated statement of operations and accompanying notes should be read together with the Company’s audited consolidated financial statements and the accompanying notes, as of and for the fiscal year ended September 30, 2011 and the Company’s unaudited condensed consolidated financial statements and the accompanying notes as of and for the six months ended March 31, 2012 and March 31, 2011.

SurModics, Inc. and Subsidiaries

Pro Forma Condensed Consolidated Statement of Operations

Year Ended September 30, 2011

(Unaudited)

	Historical	Pro Forma Adjustment (a)	Pro Forma
(in thousands, except per share amounts)
Revenue:
Royalties and license fees	$30,583	$(198)	$30,385
Product sales	22,965	(2,815)	20,150
Research and development	14,233	(12,012)	2,221

Total revenue	67,781	(15,025)	52,756

Operating costs and expenses:
Product costs	8,315	(1,565)	6,750
Customer research and development	18,412	(16,652)	1,760
Other research and development	12,244	—	12,244
Selling, general and administrative	20,545	(5,682)	14,863
Restructuring charges	2,243	(627)	1,616
Asset impairment charges	28,066	(28,066)	—
Goodwill impairment charges	5,650	(5,650)	—

Total operating costs and expenses	95,475	(58,242)	37,233

(Loss) income from continuing operations	(27,694)	43,217	15,523

Other income (loss):
Investment income, net	625	—	625
Other income, net	401	(21)	380

Other income, net	1,026	(21)	1,005

(Loss) income from continuing operations before income taxes	(26,668)	43,196	16,528
Income tax benefit (provision)	8,162	(13,909)	(5,747)

(Loss) income from continuing operations	(18,506)	29,287	10,781
Discontinued operations:
Loss from discontinued operations, net of income tax benefit	—	(29,287)	(29,287)

Net Loss	$(18,506)	$—	$(18,506)

Basic (loss) income per common share:
Continuing operations	$(1.06)		$0.62
Discontinued operations	—		(1.68)
Net loss	$(1.06)		$(1.06)

Diluted (loss) income per common share:
Continuing operations	$(1.06)		$0.62
Discontinued operations	—		(1.68)
Net loss	$(1.06)		$(1.06)

Weighted average number of shares outstanding:
Basic	17,419		17,419
Dilutive effect of outstanding stock options and non-vested stock	43		43

Diluted	17,462		17,462

The accompanying notes are an integral part of this unaudited pro forma condensed consolidated statement of operations.

SurModics, Inc. and Subsidiaries

Notes to Unaudited Pro Forma Condensed Consolidated Statement of Operations

Description of Transaction and Basis of Presentation

On November 17, 2011, the Company and Evonik closed the Pharma transaction and completed the sale. The total consideration paid by Evonik on the closing date was $30.0 million in cash, subject to post-closing adjustment if the closing date inventory value is less than $0.7 million. $3.3 million of the purchase price was placed in escrow at closing. All conditions of the escrow were satisfied as of January 2012. In connection with the transaction, the Company also agreed to enter into an agreement to not compete with the business being sold for a period of five years.

The transferred assets included inventory identifiable to the sold business, fixed assets, including the cGMP development and manufacturing facility in Birmingham, Alabama, and contracts with specific customers and suppliers. In addition, as part of the transaction all Pharma employees accepted positions with Evonik. Evonik also purchased specified transitional services from Pharma.

The unaudited pro forma condensed consolidated statement of operations for the fiscal year ended September 30, 2011 presents the pro forma effects as if the sale of substantially all of the assets of Pharma had occurred on October 1, 2010, the first day of our 2011 fiscal year, which resulted in the Pharmaceuticals segment being reported as a discontinued operation.

Pro Forma Adjustment

The following pro forma adjustment is included in the unaudited pro forma condensed consolidated statement of operations:

(a)	The unaudited pro forma condensed consolidated statement of operations for the fiscal year ended September 30, 2011 presents pro forma effects of the transaction as if the sale had occurred on October 1, 2010, the first day of our 2011 fiscal year. The Pharmaceuticals segment is presented as a discontinued operation and, as such, the Pharma revenue and expenses are excluded from continuing operations.

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